Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Uroplasty, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-137410, 333-137409, 333-107110 and 333-30372) and on Form S-3 (Nos. 333-149141, 333-128313 and 333-137128) and the Post-Effective Amendment on Form S-3 registration statement (No. 333-133072) of Uroplasty, Inc. and Subsidiaries of our report dated June 6, 2007, with respect to the 2007 consolidated financial statements and schedule which appear in this annual report on Form 10-KSB of Uroplasty, Inc. for the year ended March 31, 2007.
/s/ McGladrey & Pullen, LLP
Minneapolis, Minnesota
June 6, 2008